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Exhibit 99 - PMC-Sierra, Inc. Press Release issued July 31, 2001.

News Release

RELEASED JULY 31ST, 2001

PMC-Sierra Contacts:

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
John W. Sullivan                David Climie                   Glen Kayll
Chief Financial Officer         Manager, Investor Relations    Treasurer
Tel: 1 408 988 7785             Tel: 1 408 988 8276            Tel: 1 604 415 6162
john_sullivan@pmc-sierra.com    david_climie@pmc-sierra.com    glen_kayll@pmc-sierra.com

                     PMC-SIERRA ANNOUNCES PRICING OF 3.75%
                    CONVERTIBLE SUBORDINATED NOTES DUE 2006

Santa Clara, CA - July 31, 2001 -- PMC-Sierra, Inc. (Nasdaq: PMCS), today announced that it has completed the pricing of $225 million of Convertible Subordinated Notes due 2006 ($275 million if the initial purchaser exercises in full its option to purchase additional notes) in a private placement. Interest on the notes will accrue at an annual rate of 3.75%. The notes will mature on August 15th, 2006 and are convertible into PMC-Sierra common stock at a conversion price of approximately $42.43 per share, subject to adjustment. The closing of the offering is subject to customary closing conditions.

PMC-Sierra intends to use the net proceeds of the anticipated offering for working capital and other general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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